Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-248945) on Form S-3 and (Nos. 333-200597, 333-229626, 333-257922 and 333-237097) on Form S-8 of our reports dated February 28, 2022, with respect to the consolidated financial statements of Ameris Bancorp and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Atlanta, Georgia
February 28, 2022